Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2013 Equity Incentive Award Plan, as Amended, of PriceSmart, Inc. of our reports dated October 30, 2024, with respect to the consolidated financial statements of PriceSmart, Inc., and the effectiveness of internal control over financial reporting of PriceSmart, Inc. included in its Annual Report (Form 10-K) for the year ended August 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
April 10, 2025